McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
Office: 617/535-4034
Facsimile: 617/535-3800

                                                                                                                     June 8, 2012

VIA EDGAR

Terence O’Brien, Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549-0405

Re:   Comment Letter Dated
         May 30, 2012 Regarding
         Rogers Corporation
         Form 10-K for the fiscal year Ended December 31, 2011
         Filed February 17, 2012
         Form 10-Q for the period Ended March 31, 2012
         Filed May 2, 2012
         File No. 1-4347

Dear Mr. O’Brien:

This to confirm on behalf of Rogers Corporation. (the "Company") that the Company intends to respond to the comment letter by response letter filed on EDGAR as soon as practicable and not later than June 27, 2012, as discussed with your colleague Tracey Smith in a telephone conversation today.

Very truly yours,

/s/ David A. Cifrino, P.C.

cc:          Tracey Smith, Staff Accountant, SEC
Dennis M. Loughran, Chief Financial Officer, , Rogers Corporation
Ronald J. Pelletier, Corporate Controller, Rogers Corporation